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                                                                      Exhibit 99

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Investor Inquiries                                      Media Inquiries
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
Andrew Blocher                                          Kristine Warner
Vice President, Investor Relations & Capital Markets    Director, Corporate Communications
301/998-8166                                            301/998-8212
ablocher@federalrealty.com                              kwarner@federalrealty.com
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                    FEDERAL REALTY INVESTMENT TRUST APPOINTS
                    GRANT THORNTON LLP AS INDEPENDENT AUDITOR

ROCKVILLE, MD (June 4, 2002) - Federal Realty Investment Trust (NYSE:FRT) announced that the Board of Trustees ,upon the recommendation of the Trust's Audit Committee, appointed Grant Thornton LLP as Federal Realty's independent auditor for 2002, replacing Arthur Andersen LLP. Grant Thornton had previously been the Trust's independent auditor for over 20 years between 1977 and 1998.

"The role of the independent audit committee is extremely important and the selection of Grant Thornton followed a thorough evaluation of five major accounting firms," said Walter F. Loeb, chairman of the Trust's audit committee. "With the recently announced changes to a shopping center focused business plan, our return to the proven capabilities and continuity of Grant Thornton was compelling," Mr. Loeb concluded.

Donald C. Wood, president and chief operating officer added, "We appreciate the dedication and professionalism Arthur Andersen brought to the Trust over the past three years and thank both the firm and the individuals we have worked with over that time."

With worldwide revenues in excess of $1.8 billion, Grant Thornton is a leading provider of accounting, audit and tax services. Founded in 1924, Grant Thornton serves over 10,000 clients worldwide including over 400 U.S. SEC registered clients. Service is provided through 44 U.S. and over 600 international offices.

                                     -MORE-

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Federal Realty Appoints Grant Thornton as Independent Auditor
June 4, 2002
Page 2

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development and re-development of shopping center and street retail properties. Federal Realty's portfolio contains 15.1 million square feet located in major metropolitan markets across the United States. The operating portfolio is currently 95.5% leased to over 2,100 national, regional and local retailers with no single tenant accounting for more than 2.4% of rental revenue. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 34 consecutive years, the longest consecutive record in the REIT industry. Shares of Federal Realty are traded on the New York Stock Exchange under the symbol FRT. Additional information about Federal Realty can be found on the Internet at www.federalrealty.com.

Safe Harbor Language
--------------------

Certain matters discussed within this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Federal Realty Investment Trust believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Federal's expectations are detailed from time to time in the Company's SEC reports and filings, including its annual report on Form 10-K. Federal Realty assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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